Exhibit 4.62

English Translation for Reference Only

Loan Agreement

Party A: CEEG (Nanjing) Semiconductor Co., Ltd.

Legal representative:

Authorized agent:

Company address:

Contact number:

Post code:

Party B: China Sunergy (Nanjing) Co., Ltd.

Legal representative:

Authorized agent:

Company address:

Contact number:

Post code:

In order to meet the needs for Party B’s business operation and under the principles of equality, voluntary and good faith, Party A and Party B have reached this short-term loan agreement. This agreement is hereby entered into and shall be abided by both parties.

Article 1 Principal and Term

Upon consultation, both parties reach consensus that Party B will borrow a loan of RMB 135 million (one hundred and thirty-five million RMB only) from Party A.

The loan term starts from February 10, 2012 and ends on June 30, 2012. Upon expiration, such term will be extended if both parties agree.

Article 2 Repayment

(1) Upon expiration of the loan term, Party B shall repay the debt in full amount, together with the interest comparable over the same period determined by People’s Bank of China.

(2) The bank account designated by Party A is for the purpose of payment collection. Party A shall assure the authenticity and validity of this account. Within seven (7) working days upon the expiration of the loan term, Party B shall remit the money to following account:

Opening bank: Jiangning Economic Zone Branch of ICBC

Account name: CEEG (Nanjing) Semiconductor Co., Ltd.

Account number: ________________________________

Article 3 Effectiveness, Alteration and Termination of the Agreement

This agreement is effective on the date when signed by the legal representatives or the authorized agents of both companies, as well as stamped by the company’s chop or the special seal for contracts; or, if the loan is secured, on the date when the security agreement becomes effective.

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Article 4 Others

(1) For any matter unmentioned in this agreement, both parties can reach agreement otherwise as the exhibits to this agreement. Any exhibit, alteration or supplementation to this agreement shall be an inseparable part of this agreement which has the same legal effect of this agreement.

(2) This agreement has two copies with each party holding one respectively.

Party A:

Signature of legal representative or authorized agent:

Seal of Party A: /s/ CEEG (Nanjing) Semiconductor Materials Co., Ltd.

Date: 10 February, 2012

Party B:

Signature of Party B or Party B’s authorized agent:

Seal of Party B: /s/ China Sunergy (Nanjing) Co., Ltd.

Date: 10 February, 2012

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